Exhibit 5.2

October 7, 2009

Alestra, S. de R.L. de C.V.

Avenida Lázaro Cárdenas, No. 2324, Piso 9

Col. Residencial San Agustín

San Pedro Garza García, N.L. 66260, México

Re: Offer to Exchange up to US$200,000,000 Aggregate Principal Amount of 11.750% Senior Notes due 2014

Ladies and Gentlemen:

We have acted as special Mexican counsel to Alestra, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico (the “Company”), in connection with the filing of a registration statement under the Securities Act of 1933, as amended, on Form F-4 with the Securities and Exchange Commission (the “Registration Statement”), in connection with the proposed offer to exchange (the “Exchange Offer”) up to US$200,000,000 aggregate principal amount of 11.750% Senior Notes due 2014 of the Company (the “New Notes”) that have been registered under the Act for an equal aggregate principal amount of the Company’s outstanding 11.750% Senior Notes due 2014 (the “Old Notes”). The New Notes will be issued pursuant to the Indenture, dated as of August 11, 2009 (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and the Registration Rights Agreement dated as of August 11, 2009 among the Company, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated.

In that connection, we have reviewed originals or copies of the following documents:

(a) The Registration Statement, including the prospectus (the “Prospectus”) contained therein.

(b) The Indenture.

(c) The form of certificate representing the New Notes to be delivered.

The documents described in the foregoing clauses (b) and (c) are collectively referred to herein as the “Transaction Documents”.

We have also reviewed originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In rendering the opinions expressed below, we have assumed:

(a) The genuineness of all signatures.

(b) The authenticity of the originals of the documents submitted to us.

(c) The conformity to authentic originals of any documents submitted to us as copies.

(d) As to matters of fact, the truthfulness of the representations made in the Transaction Documents and in certificates of public officials and officers of the Company.

(e) That the Transaction Documents constitute valid, binding and enforceable obligations of each party thereto under the laws of the State of New York.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that:

1. The Company has all requisite corporate power and authority necessary to perform its obligations under the Exchange Offer.

2. At the time of execution and delivery, the Company had all requisite corporate power and authority to execute and deliver, and at the date hereof the Company has the requisite corporate power and authority to perform its obligations under, the Indenture.

3. The Indenture has been duly authorized, executed and delivered by the Company and, if the laws of Mexico governed the Indenture, the Indenture would be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

4. If the New Notes were governed by the laws of Mexico, when the New Notes in the form filed as Exhibit 4.2 to the Registration Statement have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of the Old Notes, the New Notes would be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and would be entitled to the benefits of the Indenture, provided the New Notes may not constitute negotiable instruments entitled to the expedited collection proceeding (“procedimiento ejecutivo mercantil”) under the laws of Mexico.

5. The statements in the Prospectus under the heading “Taxation—Mexican Federal Taxation,” insofar as such statements relate to statements of law or legal conclusions under the laws of Mexico, fairly summarize the matters referred to therein.

The opinions set forth above are subject to the following qualification and exceptions:

(a) Our opinions are limited to federal laws, rules and regulations of the United Mexican States that a Mexican lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Transaction Documents in connection with the transactions contemplated thereby, thus excluding any laws, rules or regulations relating to: (i) pollution or protection of the environment; (ii) occupational safety and health or other similar matters; (iii) labor, employee rights and benefits; (iv) antitrust and import-export regulation; (v) securities (except as otherwise provided herein); and (vi) copyrights, patents, service marks and trademarks, and, to the extent specifically set forth in the foregoing opinions, Mexican securities laws, rules and regulations, and we do not express any opinion herein concerning any other law.

(b) The Transaction Documents provide that they are governed by the laws of the State of New York. Except as stated in paragraphs 3 and 4, we are rendering no opinion with respect to the enforceability of the Transaction Documents. Without derogating from the immediately preceding sentence, we note the following with respect to our opinions above under the laws referred to in the immediately preceding paragraph (a):

(i) Provisions granting discretionary authority to a party or purporting to be “self-help” enforcement mechanisms cannot be exercised in a manner inconsistent with relevant facts or defeat any requirement from a competent authority to produce satisfactory evidence as to the basis of any determination.

(ii) Any notice or certificate purporting to be conclusive and binding may be contested in a Mexican court by the party in respect of which it purports to be conclusive and binding.

(iii) An obligation to pay interest on interest may not be enforceable in Mexico.

(iv) In any proceeding in a Mexican court seeking performance of the Company’s obligations in Mexico, pursuant to Article 8 of the Mexican Monetary Law the Company may discharge its obligations by paying any sums due in currency other than Mexican currency, in Mexican currency at the rate of exchange fixed and published by the Banco de México in effect on the date when payment is made and, therefore, any currency-indemnity provision may not be enforceable.

(v) The enforceability of either Transaction Document may be limited in Mexico by bankruptcy (“concurso mercantil”), insolvency, liquidation, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, receivership, labor, social security and fiscal proceedings and other laws of general application relating or affecting the rights of creditors generally, as well as by statutes of limitation, acts of God and events of force majeure.

(vi) Waivers of procedural rights may be unenforceable in Mexico.

This opinion letter is rendered to you in connection with the transactions contemplated by the Transaction Documents. This opinion letter may not be relied upon by any person other than you, or by you for any other purpose without our prior written consent.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Registration Statement, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus.

Respectfully submitted,

/S/ THOMPSON & KNIGHT ABOGADOS, S.C.

CV

GU/RHS/TET